NSTOR FINANCIAL NEWS RELEASE

                                                                                                                        nStor Technologies, Inc.
                                                                                                                                                                6190 Corte del Cedro
                                                                                                                                                                Carlsbad, California 92009
                                                                                                                                                                Phone:  760-683-2500
                                                                                                                                                                Fax:  760-683-2599

Contact:
Veena Raman
nStor Technologies, Inc.
760.683.2500
vraman@nstor.com

nStor Announces Agreements with Three of its Largest Shareholders

Repurchase Option of 68 million Shares and
  Conversion of $9.1 million of Notes to Preferred Stock

Carlsbad, CA – January 13, 2005 -- nStor Technologies, Inc. (AMEX: NSO), a leading developer of storage networking technologies, today announced that it has entered into agreements with three of its largest shareholders.

The Company entered into an option agreement with Halco Investments, L.C. and Pacific Technology Group, Inc., which grants nStor the right to purchase a total of 68 million shares of its common stock, through November 30, 2005, for a purchase price of 22 cents per share.

The Company also has entered into an agreement with the Company’s Chairman, Irwin H. Levy, to convert $9.1 million of notes payable into convertible preferred stock.  The newly issued preferred stock has a stated value of $9.1 million and accrues dividends at 5% per annum.  nStor will have the right to redeem all or a portion of the convertible preferred stock at a redemption price equal to the stated value plus accrued and unpaid dividends.  After December 31, 2005, the preferred stock is convertible into nStor common stock at a conversion price of 25 cents per share.  The Company also disclosed that approximately $560,000 of accrued and unpaid interest on the $9.1 million of notes payable has been forgiven.

“The option agreement and note conversion are key steps in our overall goals to improve the Company’s corporate structure and financial condition,” stated Todd Gresham, nStor’s president and CEO. “The note conversion and interest forgiveness provide a $9.6 million increase in net worth resulting in a material improvement to the Company’s balance sheet.”  Gresham added that the maturity date of the Company’s remaining $3.65 million of indebtedness has been extended to April 2006 and that the option agreement allows for the Company to potentially reduce outstanding shares by more than 40%.  Furthermore, Gresham expressed that he is optimistic for increased revenues and overall business growth in 2005.

About nStor Technologies, Inc.

Headquartered in Carlsbad, Calif., nStor Technologies, Inc. (AMEX: NSO) is a developer of data storage solutions that are ideally suited for both large enterprises as well as small to mid-sized businesses.  The Company's flagship controller technology and StorView software form the foundation for the NexStor family of turnkey solutions that support Microsoft Windows, Linux, UNIX and Macintosh operating environments. Designed for storage-intensive environments and mission-critical applications, nStor's products are offered in various architectures including Fibre Channel, SCSI and SATA and are focused on addressing customers' business needs and applications. The Company markets its storage solutions through a global network of OEM partners and systems integrators. For more information, visit www.nstor.com.

###

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimated," "project," "expect," "anticipate," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company's inability to improve the gross margin on its products, competitive factors, dependence upon third-party vendors, outcome of litigation, insufficient funding and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. nStor and StorView are registered trademarks of nStor Technologies, Inc.